Exhibit 23

Consent of Clifton Gunderson LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Croghan Bancshares, Inc. pertaining to the registration of 50,000 common shares pursuant to The Croghan Colonial Bank 401(k) Profit Sharing Plan of our report, dated January 12, 2005, with respect to the consolidated financial statements of Croghan Bancshares, Inc. and subsidiary incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2004, and of our report, dated May 7, 2004, appearing in the Annual Report on Form 11-K for The Croghan Colonial Bank 401(k) Profit Sharing Plan for the year ended December 31, 2003.

/s/ CLIFTON GUNDERSON LLP

Toledo, Ohio
April 27, 2005